Exhibit 99.1

For more information, contact:
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500
Katie Hollar (816) 221 7500

ENTERPRISE FINANCIAL REACHES $2 BILLION IN COMBINED BANKING AND TRUST ASSETS

Strong Loan and Deposit Growth Continues

Wealth Management Revenue Grows 51.1%

St. Louis, July 22, 2004 – Enterprise Financial Services Corp (OTCBB: EFSC), the parent company of Enterprise Bank and Trust, reported second quarter net income of $2.0 million or $0.20 per fully diluted share and $3.5 million or $0.35 per fully diluted share for the six months ended June 30, 2004. For the six months ended June 30, 2003, net income was $3.7 million or $0.38 per fully diluted share. The second quarter earnings in 2003 of $2.6 million or $0.26 per fully diluted share included an after tax gain from the sale of three branches less related expenses of $1.6 million or $0.16 per fully diluted share.

Portfolio loans grew by $83 million or 10.6% since December 31, 2003 and ended the quarter at $867 million. This growth was funded by a $75 million increase in deposits or 9.4% for the same period. For the twelve month period ending June 30, 2004 portfolio loans grew by $131 million or 17.8%. Deposits increased $123 million or 16.4% during the same period. The net interest rate margin for the same period decreased slightly from 4.07% to 3.85% primarily due to a decrease in overall loan yields.

“We are delighted to announce that Enterprise has reached the $1 billion level in banking assets to augment the $1 billion in trust assets which was achieved last year,” said Kevin Eichner, president and CEO of Enterprise Financial. “This is a major milestone for our company, and we are pleased that our growth in our two core business lines continues to significantly outstrip that of the general marketplace.”

In the Company’s Wealth Management business segment, total revenue grew by $644,000 or 51.1% for the first six months of 2004 versus 2003. Assets under administration in Enterprise Trust were $1.19 billion at June 30, 2004 versus $1.02 billion at June 30, 2003, a 16.7% increase.

Provision for loan losses in the banking segment was $1,337,000 for the six months ended June 30, 2004 compared to $2,093,000 for the same period in 2003. The allowance for loan losses of $11.4 million at June 30, 2004 represents 1.32% of outstanding portfolio loans compared to 1.35% at December 31, 2003.

“Our strong growth, coupled with tight expense control, as non-interest expense grew only 1.9% for the first six months of 2004, is driving earnings per share growth rates at record levels. We are gratified by how well our results are tracking with our aggressive plans,” said Eichner.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals.

Please refer to Enterprise Financial’s consolidated balance sheets as of June 30, 2004 and December 31, 2003 and consolidated statements of operations for the three and six months ended June 30, 2004 and 2003 attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2003 Annual Report on Form 10-K.

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

June 30, 2004 and December 31, 2003

(Dollars in thousands, except share data)

	June 30, 2004	December 31, 2003
Assets
Cash and due from banks	$31,790	$26,271
Federal funds sold	12,396	—
Interest-bearing deposits	90	217
Investments in debt and equity securities:
Available for sale, at estimated fair value	93,483	83,939
Held to maturity, at amortized cost (estimated fair value of $9 at June 30, 2004 and $9 at December 31, 2003)	9	10

Total investments in debt and equity securities	93,492	83,949

Loans held for sale	2,383	2,848
Loans, less unearned loan fees	866,814	783,878
Less allowance for loan losses	11,448	10,590

Loans, net	855,366	773,288

Other real estate owned	273	—
Fixed assets, net	7,067	7,318
Accrued interest receivable	3,878	3,279
Goodwill	1,938	1,938
Prepaid expenses and other assets	7,381	8,618

Total assets	$1,016,054	$907,726

Liabilities and Shareholders’ Equity
Deposits:
Demand	$182,679	$164,952
Interest-bearing transaction accounts	70,357	58,926
Money market accounts	385,594	371,583
Savings	4,290	4,123
Certificates of deposit:
$100,000 and over	186,722	154,142
Other	41,371	42,674

Total deposits	871,013	796,400
Subordinated debentures	20,619	15,464
Federal Home Loan Bank advances	51,432	14,500
Notes payable and other borrowings	296	9,647
Accrued interest payable	1,446	1,150
Accounts payable and accrued expenses	3,863	5,177

Total liabilities	948,669	842,338

Shareholders’ equity:

Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding 9,684,025 shares at June 30, 2004 and 9,618,482 shares at December 31, 2003	97	96
Additional paid-in capital	40,318	39,841
Retained earnings	27,862	24,832
Accumulated other comprehensive income (loss)	(892)	619

Total shareholders’ equity	67,385	65,388

Total liabilities and shareholders’ equity	$1,016,054	$907,726

ENTERPRISE FINANCIAL SERVICES CORP AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Interest income:
Interest and fees on loans	$11,058	$10,305	$21,515	$20,674
Interest on debt and equity securities:
Taxable	569	421	978	889
Nontaxable	10	4	20	5
Interest on federal funds sold	38	48	86	86
Dividends on equity securities	25	19	46	33

Total interest income	11,700	10,797	22,645	21,687

Interest expense:
Interest-bearing transaction accounts	58	49	97	101
Money market accounts	904	885	1,763	1,812
Savings	3	3	6	18
Certificates of deposit:
$100,000 and over	974	741	1,836	1,411
Other	255	377	519	939
Subordinated debentures	345	309	661	617
Federal Home Loan Bank borrowings	235	312	420	603
Notes payable and other borrowings	4	18	30	29

Total interest expense	2,778	2,694	5,332	5,530

Net interest income	8,922	8,103	17,313	16,157
Provision for loan losses	740	1,094	1,337	2,093

Net interest income after provision for loan losses	8,182	7,009	15,976	14,064

Noninterest income:
Service charges on deposit accounts	540	406	997	893
Wealth Management income	1,048	670	1,904	1,260
Other service charges and fee income	88	91	185	187
Gain on sale of branches	—	2,938	—	2,938
Gain on sale of mortgage loans	142	279	210	529
Gain on sale of securities	—	—	1	78

Total noninterest income	1,818	4,384	3,297	5,885

Noninterest expense:

Compensation	3,933	3,778	7,785	7,305
Payroll taxes and employee benefits	652	589	1,489	1,261
Occupancy	522	499	1,018	975
Furniture and equipment	176	233	358	454
Data processing	192	270	378	512
Other	1,652	1,901	2,971	3,518

Total noninterest expense	7,127	7,270	13,999	14,025

Income before income tax expense	2,873	4,123	5,274	5,924
Income tax expense	886	1,525	1,761	2,190

Net income	$1,987	$2,598	$3,513	$3,734

Per share amounts:

Basic earnings per share	$0.21	$0.27	$0.36	$0.39

Basic weighted average common shares outstanding	9,680,006	9,560,529	9,660,075	9,541,522

Diluted earnings per share	$0.20	$0.26	$0.35	$0.38

Diluted weighted average common shares outstanding	9,987,261	9,892,558	9,977,520	9,855,507